Exhibit 99.1
For information please call
Ed Lockwood
(408) 428-7845

SYMMETRICOM COMMENTS ON THIRD QUARTER OUTLOOK


San Jose, California, March 17, 1998 -- SymmetriCom, Inc. (NASDAQ:SYMM) announced today that it expects to report net sales in the range of $24 million to $25 million for its third fiscal quarter ending March 31, 1998 compared to net sales of $34.3 million for the immediately preceding quarter, primarily due to substantially lower sales in its semiconductor operation. As a result, the Company estimates it will have a pre-tax loss (before a one-time charge) for the quarter in the range of $2 million to $3 million. In addition, in view of current and expected near-term levels of sales from the Company's semiconductor operation, the Company anticipates taking a one-time pre-tax charge in its current quarter of between $8 million and $12 million, principally relating to an additional provision for inventory which the Company has been manufacturing in recent periods in anticipation of a higher volume of sales in its semiconductor operation that has not been realized. The Company is continuing to adjust its production rate and reduce spending at its semiconductor operation in order to cut costs, while at the same time preserving product and market development programs.

The Company had previously disclosed in its Form 10-Q report for the second fiscal quarter ended December 31, 1997 that, based on orders received for the first half of the third quarter of fiscal 1998, the Company expected its net sales and net earnings for the third quarter of fiscal 1998 to decline significantly from the immediately preceding quarter, and had advised of inventory risks due to increases in inventory levels in its semiconductor operation in recent periods. The Company continues to experience low demand in its semiconductor operation and cautions that sales will probably remain at a low level in the fourth fiscal quarter of 1998 and perhaps beyond.


This press release contains  forward-looking  information  within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the safe harbor created by those Sections. The Company's actual results could differ materially from those projected in the forward-looking information. Some factors which could cause future actual results to differ materially from the Company's projected results in the forward-looking information are timing, cancellation or delay of customer orders, delays in new product development, introduction and production startup, increased competition, customer acceptance of new products, economic conditions in the Pacific Rim region, customer delays in qualification of key new products, the overall condition of the semiconductor industry and the risk factors listed from time to time in

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the Company's  reports,  on file with the  Securities  and Exchange  Commission, including but not limited to, the report on Form 10-Q for the quarter ended December 31, 1997 and the report on Form 10-K for the year ended June 30, 1997.

SymmetriCom, Inc. conducts its business through two separate operating units. Telecom Solutions is a leading worldwide manufacturer of advanced network synchronization systems for the telecommunications industry. The Company also manufactures intelligent access systems. Its Navstar Systems Ltd. unit, based in Northampton, England, designs and manufactures systems that use Global Positioning System Technology to determine precise geographic location and time and frequency measurements. Linfinity Microelectronics Inc. makes linear and mixed signal standard and custom integrated circuits as well as modules primarily for use in power management and communications applications in commercial, industrial, and defense and space markets.